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                                                                EXHIBIT 10(xxxi)

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                   SINO-FOREIGN EQUITY JOINT VENTURE CONTRACT

                                       FOR

                   RONGCHENG CHENGSHAN STEEL CORD COMPANY LTD

                                 BY AND BETWEEN

                         CHENGSHAN GROUP COMPANY LIMITED

                                       AND

                       CTB (BARBADOS) INVESTMENT CO. LTD.

================================================================================

                                OCTOBER 27, 2005

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                                TABLE OF CONTENTS

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CHAPTER                                                                     PAGE
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
CHAPTER 1      DEFINITIONS...............................................    01

CHAPTER 2      PARTIES TO THE CONTRACT...................................    01

CHAPTER 3      ESTABLISHMENT OF THE JOINT VENTURE........................    02

CHAPTER 4      PURPOSE AND BUSINESS SCOPE OF THE JOINT VENTURE...........    03

CHAPTER 5      TOTAL INVESTMENT AND REGISTERED CAPITAL...................    03

CHAPTER 6      REPRESENTATIONS AND WARRANTIES............................    05

CHAPTER 7      RESPONSIBILITIES OF THE PARTIES...........................    06

CHAPTER 8      BOARD OF DIRECTORS........................................    08

CHAPTER 9      OPERATION AND MANAGEMENT..................................    11

CHAPTER 10     LABOR MANAGEMENT..........................................    13

CHAPTER 11     FINANCIAL AFFAIRS AND ACCOUNTING..........................    14

CHAPTER 12     PROFIT DISTRIBUTION.......................................    15

CHAPTER 13     TAXATION AND INSURANCE....................................    16

CHAPTER 14     PURCHASE OF MATERIALS AND SALE OF PRODUCTS................    16

CHAPTER 15     CONFIDENTIALITY AND NON-COMPETE...........................    16

CHAPTER 16     DURATION, TERMINATION AND LIQUIDATION.....................    18

CHAPTER 17     BREACH OF CONTRACT........................................    22

CHAPTER 18     FORCE MAJEURE.............................................    22

CHAPTER 19     DISPUTE RESOLUTION........................................    23

CHAPTER 20     GOVERNING LAW & CHANGE OF LAW.............................    24

CHAPTER 21     EFFECTIVE DATE OF THE CONTRACT............................    24

CHAPTER 22     MISCELLANEOUS PROVISIONS..................................    24

APPENDIX 1     DEFINITIONS AND INTERPRETATION............................    28

APPENDIX 2     EQUITY TRANSFER/PLEDGE RULES..............................    32

APPENDIX 3     SHARE PURCHASE AGREEMENT                                      35

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                          EQUITY JOINT VENTURE CONTRACT

This Sino-foreign Equity Joint Venture Contract (this "CONTRACT") is made and entered into in the People's Republic of China ("CHINA" or "PRC") on this 27th. day of October, 2005, in accordance with the PRC Sino-foreign Equity Joint Venture Law (the "JOINT VENTURE Law") and other relevant PRC laws and regulations, by and among:

(1) CHENGSHAN GROUP COMPANY LTD., a limited liabilities company duly organized and existing under the laws of the PRC with its legal address at No 98, North Nan Shan Road, Rongcheng City, Shandong Province, PRC ("PARTY A"); and

(2) CTB (BARBADOS) INVESTMENT CO. LTD., a company duly organized and existing under the laws of [Barbados] with its legal address at Chancery House, High Street, Bridgetown, Barbados, W. I. ("PARTY B").

(Each party is hereinafter individually referred to as a "PARTY" and collectively as the "PARTIES".)

WHEREAS:

(A) On the date of this Contract, Party A and Mr. Teng Liu-zhi [CHINESE CHARACTERS] ("MR. TENG") are the existing shareholders of Rongcheng Chengshan Steel Cord Co., Ltd. (the "COMPANY"), a limited liability company duly organized and existing under the laws of the PRC;

(B) Party A will purchase from Mr. Teng, and Mr. Teng has agreed to sell to Party A, the Company's equity interests owned by Mr. Teng. Therefore, Party A will own all the equity interests of the Company prior to the Completion Date (as such term defined in the Share Purchase Agreement);

(C) Party A has agreed to sell to Party B, and Party B has agreed to purchase from Party A, a portion of twenty five percent (25%) of the equity interest of the Company in accordance with the terms and conditions of the Share Purchase Agreement entered into among Party A, Party B and the Company on the date of this Contract; and

(D) In accordance with the principles of equality and mutual benefit, the Parties have held friendly negotiations in relation to the terms and conditions for converting the Company from a domestic limited liability company into a Sino-foreign equity joint venture.

NOW, THEREFORE, the Parties hereby agree as follows:

                              CHAPTER 1 DEFINITIONS

Unless the terms or context of this Contract provide otherwise, capitalized terms used herein without definition have the meanings assigned to them in Appendix 1 attached to this Contract.

                        CHAPTER 2 PARTIES TO THE CONTRACT

2.1   The Parties. The Parties to this Contract are as follows:

                                       1
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      (1)   Party A:                      Chengshan Group Company Ltd.

            Country of Registration:      PRC

            Legal Address:                No. 98, Nanshan Road North, Rongcheng
                                          City, Shandong Province, PRC

            Current Legal Representative: Che Hong-Zhi

            Nationality:                  Chinese

      (2)   Party B:                      CTB (BARBADOS) INVESTMENT CO. LTD.

            Country of Registration:      Barbados

            Legal Address:                Chancery House, High Street,
                                          Bridgetown, Barbados, W. I.

            Current Legal Representative: Harold C. Miller

            Nationality:                  U.S.A.

                  CHAPTER 3 ESTABLISHMENT OF THE JOINT VENTURE

3.1 Establishment of the Joint Venture. In accordance with the Joint Venture Law and other relevant PRC laws and regulations, the Parties hereby enter into this Contract for the establishment of the Joint Venture as a Sino-foreign equity joint venture in the form of a limited liability company.

3.2   Joint Venture Name, Legal Address.

      (1) The name of the Joint Venture in English is "Rongcheng Chengshan Steel Cord Company Ltd."

            The name of the Joint Venture in Chinese is [CHINESE CHARACTER]

      (2) The legal address of the Joint Venture is Chengshan Road, Rongcheng City, Shandong Province, PRC.

3.3 Limited Liability Company. The Joint Venture shall be organized as a company with limited liability under PRC law, liable for its own debts with its own assets. The liability of each Party shall be limited to the amount of the Registered Capital expressly subscribed by such Party. No Party shall be obligated at any time to provide any funds to, or on behalf of, the Joint Venture by way of capital contribution, loan, advance, guarantee or otherwise, except as specifically provided in this Contract, or as otherwise agreed to in writing by the Parties. The Parties shall not be liable for the debts of the Joint Venture, unless otherwise specifically agreed in writing between a particular creditor and the Party or Parties concerned. Subject to the terms and conditions of this Contract, the profits, risks and losses of the Joint Venture shall be shared by the Parties in proportion to their respective contributions to the Registered Capital.

                                       2
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3.4   PRC Law. The activities of the Joint Venture shall be governed by, and its legal rights and operational autonomy shall be protected in accordance with, the laws and regulations of the PRC.

            CHAPTER 4 PURPOSE AND BUSINESS SCOPE OF THE JOINT VENTURE

4.1 Purpose of Joint Venture. The purpose of the Joint Venture is to use advanced technology and management methods to develop, manufacture and sell the Products on the international and domestic markets and to earn a satisfactory return on investment for the Parties.

4.2 Scope of Business. The Joint Venture's scope of business shall be to design, develop, manufacture, and process (consuming both domestic and imported materials) steel cords and tire bead wires; provide technical support and after sales service for such products; and market and sell such products.

                          CHAPTER 5 REGISTERED CAPITAL

5.1 Registered Capital. The Registered Capital of the Joint Venture shall be Renminbi one hundred and thirty million (RMB(Y)130,000,000).

5.2 Schedule for Capital Contributions. For avoidance of doubt, the Parties hereby agree that (i) conversion of the Party A's equity interest of the Company into its Percentage Interest in the Registered Capital of the Joint Venture on the Establishment Date; and (ii) completion of Party B's payment of the Transaction Price (as such term defined in the Share Purchase Agreement) pursuant to the payment schedule stipulated in Article
      3.1 under the Share Purchase Agreement shall be deemed as completion of capital contribution of the Parties to the Joint Venture.

5.3   Conditions Precedent to the Contribution of Registered Capital.

      The Parties' contribution to the Registered Capital of the Joint Venture pursuant to Article 5.2 hereof shall be conditioned on the satisfaction of all of the following:

      (1)   Party A has acquired all the equity interests of the Company;

      (2) the Examination and Approval Authority has issued a Certificate of Approval, and any required changes to this Contract have been agreed to in writing by the Parties;

      (3) a Business License has been granted to the Joint Venture which authorizes the full scope of business of the Joint Venture described in Article 4.2 or any required changes thereto have been agreed to in writing by the Parties; and

      (4) all Parties have obtained corporate approvals in respect of this Contract from their respective board of directors as may be necessary.

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5.4   Capital Contribution Verification and Certificate. An accountant registered in the PRC shall be engaged by the Joint Venture to verify the respective capital contributions of each Party and provide a capital verification report(s) accordingly. The Joint Venture, upon the receipt of a satisfactory capital verification report, shall issue a capital contribution certificate to the relevant Party. This certificate shall include the following items: name of the Joint Venture; the Establishment Date; the names of the Parties and the amount of their respective capital contributions; the date on which the capital contributions were made; and the date of issuance of the capital contribution certificate. Each capital contribution certificate shall be signed by the Chairman and the Vice-Chairman of the Joint Venture. The capital contribution certificates shall only certify the investment of each Party and shall not be deemed as a note or other negotiable instrument.

5.5 Financing. Subject to the terms and conditions of this Contract, to the greatest extent permitted by relevant law, the Joint Venture may finance its operations and capital needs by way of loans, including but not limited to shareholder loans, loans from such banks, other financial institutions or qualified lenders inside or outside of China and upon such terms and subject to such conditions as may be approved by the Board.

      Party A hereby undertakes to appropriately support, and to the extent necessary, provide a loan at an amount of US$ 6,400,000 to the Joint Venture as soon as practicable upon the Completion (as such term defined in the Share Purchase Agreement), which shall have a term of at least 10 years bearing interest at the prevailing market rate and will be subordinated to the claims against and liabilities incurred by the Joint Venture.

5.6 Increase of Registered Capital. The Registered Capital of the Joint Venture may be increased by a unanimous resolution of the Board, which resolution shall stipulate the timing and other terms of such increase, with such increase subject to the approval of the Examination and Approval Authority and registration with the Registration Authority. If any Party chooses not to participate in any such additional investment in the Joint Venture, the other Party shall have the option to make the additional contribution to the Joint Venture's Registered Capital and the ownership percentages of the Parties' equity interests in the Joint Venture shall be adjusted accordingly.

5.7   Transfer of Equity Interests.

      (1) If one Party wishes to transfer all or part of its Percentage Interest in the Joint Venture to any third party, it shall obtain the written consent of (including waiver of preemptive rights by) the other Party, and the transfer shall be presented to the Examination and Approval Authority for approval. The Party agree to be bound by the detailed rules set forth in Appendix 2 attached to this Contract, which rules are to implement the principle described in the preceding sentence.

5.8 Share Purchase. On the date of this Contract, Party A and Party B shall enter into a share purchase agreement (the "SHARE PURCHASE AGREEMENT") in substantially the form attached as Appendix 3 hereto, pursuant to which Party A has agreed to sell to Party B, and Party B has agreed to purchase from Party A, twenty five percent (25%) of the equity interest of the Company in accordance with the terms and conditions therein.

                                       4
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                    CHAPTER 6 REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. Each Party hereby represents and warrants that, as of the date of this Contract and as of a date on which a Party makes a capital contribution to the Joint Venture in accordance with
      Article 5.2 herein, it:

      (1) has the capacity and authority to enter into this Contract and to perform its obligations hereunder, and is duly organized and validly existing under the laws of the PRC in the case of Party A, and under the laws of Barbados in the case of Party B;

      (2) is not a party to, bound by or subject to any contract, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by such Party of this Contract or the performance by such Party of any of the terms of this Contract, or which restricts such Party from entering into this Contract or performing its obligations and abiding by the terms hereunder;

      (3) has duly authorized, executed and delivered this Contract and that this Contract constitutes a legal, valid and binding obligation enforceable in accordance with its terms;

      (4) will contribute capital or transfer shares in a manner which does not conflict with, violate or result in a breach of, any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality or any arbitrator, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon such capital or shares;

      (5) freely enters into this Contract and has not and will not hereafter incur any obligations or commitments of any kind which would in any way hinder or interfere with its acceptance or performance of its obligations hereunder; and

      (6) (i) has carefully read the entire Contract including the Appendices hereto; (ii) fully understands all of the terms, conditions, restrictions and provisions set forth in this Contract, (iii) agrees that the terms, conditions, restrictions and provisions herein are necessary for the reasonable and proper protection of the business of the Joint Venture and the other Party, and (iv) acknowledges that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof.

6.2 Representations and Warranties in Respect of the Company's Equity Interest. In respect of the Company's equity interest relating to the share purchase specified in Article 5.8 hereof, Party A represents, warrants and undertakes to Party B, as of the date of this Contract and as of the Completion Date (as such term defined in the Share Purchase Agreement), those representations, warranties and undertakings set forth in the Share Purchase Agreement are true, accurate and complete.

6.3   Cure and Indemnification Obligations.

                                       5
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      (1)   In case of any breach of the Contract by any Party, it shall, in accordance with the direction of the non-breaching Party within thirty (30) days after receiving a notice of the non-breaching Party concerning any breach, take all necessary actions to cure such breach.

      (2) Each Party agrees to indemnify and hold the other Party and the Joint Venture harmless from and against any and all claims, losses, damages, and costs arising out of any of its breach of any of its covenants or representations and warranties contained herein, .

                    CHAPTER 7 RESPONSIBILITIES OF THE PARTIES

7.1 Party A's Responsibilities. In addition to its other obligations under this Contract, Party A shall be responsible for the following matters:

      (1) Providing capital contributions in accordance with the terms and conditions of this Contract;

      (2) Using its best endeavors (acting at all times in close consultation with Party B) to assist the Joint Venture to:

            (a) obtain all necessary governmental approvals and completing all required registrations for the establishment and operation of the Joint Venture;

            (b) liaise with PRC national, provincial, municipal or local governmental authorities and other relevant institutions or organizations;

            (c) obtain the most preferential tax, customs, foreign exchange and other favorable treatment that are or may become available to the Joint Venture and/or the Parties under relevant national and local laws and regulations of the PRC; and

            (d) procure necessary equipment, materials, articles for office use, means of transportation, telecommunications facilities and other public utilities, in accordance with the Joint Venture's request.

      (3) Using its best endeavors (acting at all times in close consultation with Party B) to assist the Joint Venture to register with the relevant tax bureau, to open such foreign exchange and RMB bank accounts, assist the Joint Venture with all required foreign exchange approvals, and assist the Joint Venture in applying for all approvals required to remit to Party B in foreign exchange distributable profits and all other payments required to be paid to Party B;

      (4) Providing necessary assistance to the Joint Venture in recruiting suitable management personnel, technical personnel and other necessary employees to be employed by the Joint Venture;

      (5) Assisting the Joint Venture to contact banks and other financial institutions inside the PRC and hold discussions with them with respect to the raising of any loans required by the Joint Venture;

      (6) Assisting foreign workers, staff, and personnel (including Directors, managers, technicians, and contractors appointed or selected by Party B) in obtaining PRC visas and work permits for travel to China directly related to the operation of the Joint Venture if requested by Party B;

      (7) Be responsible for any environmental pollution, fines, charges or losses caused by it prior to the Establishment Date, and indemnify the Joint Venture for any financial burden and/or losses arising out of any contamination caused by it prior to the Establishment Date;

      (8)   Providing a shareholder loan to the Joint Venture according to
            Article 5.5 herein; and

      (9) Assisting with and carrying out other relevant matters as may be reasonably requested by the Board from time to time.

7.2 Responsibilities of Party B. In addition to its other obligations under this Contract, Party B and shall be responsible for the following matters:

      (1) Providing capital contributions in accordance with the terms and conditions of this Contract;

      (2) Providing any necessary assistance to the Joint Venture's recruitment of suitable expatriate management personnel, technical personnel and other necessary expatriate employees to be employed by the Joint Venture on the basis of merit;

      (3) Assisting the Joint Venture to contact banks and other financial institutions outside of the PRC and hold discussions with them with respect to the raising of any foreign exchange loans required by the Joint Venture;

      (4)   Assisting the Joint Venture in training key staff and employees;

      (5) Seconding relevant management personnel, technical personnel and other necessary staff to work for the Joint Venture as per the Joint Venture's request; and

      (6) Assisting with and carrying out other relevant matters requested by the Joint Venture from time to time.

7.3 Related Party Transactions. The Parties shall procure that all related party transactions with respect to the Joint Venture shall be transparent to the Parties and be conducted on an arm's length basis, provided however, it is the intention of the Parties that if the price, quality and delivery of the Products meet the requirements of the Tire JVs, the Tire JVs will purchase from the Joint Venture. Any significant purchases (including purchases of raw materials) by the Joint Venture from the Parties or their Affiliates shall be approved by the Board in accordance with Article 8.3 herein.

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                          CHAPTER 8 BOARD OF DIRECTORS

8.1   Formation of the Board.

      (1) The Board shall be the highest authority of the Joint Venture. It shall discuss and determine all strategic business and financial issues and operational issues of the Joint Venture in accordance with the provisions of this Contract and the Articles of Association.

      (2) The Board shall consist of three (3) Directors, of which two (2) shall be appointed by Party A and one (1) shall be appointed by Party B. At the time this Contract is executed and when replacement Directors are appointed, the Parties shall notify one another in writing of the names and addresses of its appointees, together with a brief curriculum vitae and a list of other official functions, if any, that the relevant appointees will concurrently carry out for the Joint Venture. Each Party shall cause the Directors appointed by it to perform the obligations specified in this Contract and as required under relevant PRC laws and regulations.

      (3) Directors shall each be appointed for terms of four (4) years, and may serve consecutive terms if reappointed by the Party originally appointing such Director.

      (4) Any Party may, at any time with or without cause, remove and replace a Director that it has appointed by written notice to the Joint Venture and to the other Party. If a seat on the Board is vacated due to the retirement, resignation, illness, disability or death of a Director or by the removal of such Director by the original appointing Party, the Party which originally appointed such Director shall appoint a successor to serve the remainder of such Director's term.

      (5) If either Party or the Board has reason to believe that a Director has materially breached his/her duties as a Director (provided such breach appear to be supported by reasonable grounds as determined by a simple majority of the Directors), or has been convicted of committing an act or omission constituting fraud, theft, embezzlement or other violations of relevant PRC law, the Board may remove the relevant Director immediately. Following any such removal, the Party that originally appointed the relevant Director shall appoint a successor to serve the remainder of such Director's term.

8.2   Chairman and Vice Chairman of the Board.

      (1) The Board shall have one (1) Chairman and one (1) Vice Chairman. A Director appointed by Party A shall serve as Chairman of the Board, and a Director appointed by Party B shall serve as Vice Chairman of the Board.

      (2) The Chairman of the Board shall be the sole legal representative of the Joint Venture. The Chairman shall perform his or her duties and responsibilities within the scope of authority delegated by the Board, and in accordance with this Contract and relevant PRC laws. Without prejudice to Article 8.1(4) above, when the Chairman is temporarily unable to perform his or her responsibilities, he or she may designate in writing the Vice Chairman or any other Director to represent the Joint Venture in such capacity within such temporary period.

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8.3   Powers of the Board.

      (1) Each Director shall have one vote on any matter subjected to Board vote. Neither the Chairman nor the Vice-Chairman, in their capacity as such, shall be entitled to have any extra vote in any meeting of the Board. This provision is without prejudice to Article 8.4(6) on proxies.

      (2) The quorum necessary for a meeting of the Board shall be two thirds (2/3) of the Directors. This requires at least two (2) Directors to be in attendance for a quorum, with at least one Director appointed by each Party at presence.

      (3) The following matters require a decision by the Board supported by the affirmative vote of all Directors present and eligible to vote (or represented in accordance with Article 8.4(6) in a duly constituted meeting of the Board or as per Article 8.4(9):

            (a)   any amendment of the Articles of Association;

            (b)   termination of this Contract;

            (c)   dissolution of the Joint Venture;

            (d) increase or decrease of the Registered Capital of the Joint Venture;

            (e) amalgamation or merger of the Joint Venture with any other company, association, partnership or legal entity;

            (f) division or change in the form of legal organization of the Joint Venture.;and

            (g)   annual capital expenditure budget.

      (4) The Parties agree that all matters except those listed in Article 8.3(3) above can be decided by the Board supported by a simple majority of Directors present and eligible to vote (or represented in accordance with Article 8.4(6)) in a duly constituted meeting of the Board or as per Article 8.4(9).

      (5) The Board shall by resolution supported by a simple majority of Directors formally authorize the General Manager and/or other Persons with necessary powers to implement decisions of the Board in accordance with this Contract, and, more generally, to conduct the day-to-day business of the Joint Venture in accordance with the then current business plan.

      (6) The Board shall adopt rules and procedures regarding (a) provision of guarantee or security by the Joint Venture to any Person, (b) creation of any security interest on any property of the Joint Venture, (c) custody of the Joint Venture's chops, and (d) such other matters as the Board deems necessary.

8.4   Board Meetings.

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

      (1) Board meetings shall be held at least twice a year. Meetings shall be held at the registered address of the Joint Venture or such other address in China or abroad as may be agreed by the Board. The first Board meeting shall be held no later than sixty (60) days after the Establishment Date.

      (2) The agenda for Board meetings shall be determined by the Chairman of the Board, but shall include in any event the items proposed by other members of the Board.

      (3) Board Meetings shall require prior written notice to all Directors of not less than four (4) weeks (unless otherwise agreed unanimously by all the Directors) setting forth the date, time, place and agenda. Directors may waive their right to receive prior written notice of any meeting.

      (4) Upon the written notice of the Chairman of the Board or upon written request of one third (1/3) or more of the Directors of the Joint Venture specifying the matters to be discussed, the Chairman of the Board shall within thirty (30) days convene an interim meeting of the Board, provided that a quorum will be present for such an interim meeting, whether in person or by proxy.

      (5) The Chairman is responsible for convening and presiding over all Board meetings. If the Chairman is unable to convene and/or preside over a Board meeting, a Director designated in writing by the Chairman shall convene and/or preside over such Board meeting.

      (6) Board meetings may be attended by Directors in person, by telephone or video conference, provided, however, that if a Director is unable to participate in a Board meeting, he/she shall issue a written proxy authorizing another Director or individual to attend the meeting on his/her behalf. A Director or other individual so entrusted shall have the same rights and powers as the Director who issued the proxy.

      (7) Board meetings shall be duly convened if a quorum is constituted in attendance, in person or by proxy. In the event that the Directors appointed by any Party fail to attend a Board meeting resulting in a lack of a quorum, and such failure to attend is due to a dispute between the Directors or Parties, such Party shall be deemed to be in breach of this Contract, and Article 17 will become applicable.

      (8) For the purpose of this clause, if a written resolution is executed in identical counterparts, such signed counterparts shall together be deemed to constitute a single resolution, effective on the day the last Director signs the relevant counterpart.

      (9) Notwithstanding any other provisions herein, Board resolutions may be adopted by written consent by the Board in lieu of a meeting if the relevant resolutions are sent to all Directors and the resolutions are affirmatively signed and adopted by the number of Directors necessary to make such a decision as stipulated in Article
            8.3 above. Such written Board resolutions may consist of several counterparts in identical form each signed by one or more of the Directors. Such written Board re

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

            solutions shall be filed with the Board meeting minutes and shall have the same force and effect as a Board resolution adopted at a duly constituted and convened Board meeting.

      (10) Board meetings shall be held in English and Chinese and all Board minutes and Board resolutions and agendas and other Board meeting documents shall be prepared and provided in both English and Chinese. The Chairman shall cause complete and accurate minutes (in English and Chinese versions) to be kept of all meetings (including meeting notices) and of matters addressed or raised at such meetings. Minutes of all Board meetings shall be circulated to all Directors promptly after each meeting. Any Director who wishes to propose any amendment or addition to the meeting minutes shall submit the same in writing to the Chairman not later than fifteen
            (15) days after receipt of the minutes, and the Chairman shall circulate such proposal to all the Directors. Any Director who wishes to object to the proposed amendment to the minutes shall submit the same in writing to the Chairman and all other Directors not later than fifteen (15) days after receipt of the proposed amendment, otherwise such proposed amendment shall be adopted and the minutes shall be amended accordingly. If the proposed amendment and relevant objection are not resolved within thirty (30) days of the Chairman's receipt of such objection, neither the proposal nor the objection shall be adopted but both would be noted as an attachment to the minutes. All Directors shall sign each page of the final minutes within sixty (60) days after receipt of same, and return such signed copy to the Joint Venture. The original minutes shall be kept on file with the Joint Venture and shall be available to any Director or their proxies for inspection or copying at any reasonable time.

      (11) No remuneration shall be paid by the Joint Venture to any of its Directors in his/her capacity as such; provided, however, that in the event that a Director is concurrently an officer of the Joint Venture, such Director shall be entitled to remuneration for his/her service as an officer only. A Director may recover from the Joint Venture such expenses as are reasonably and properly incurred in connection with his/her attending the Board meetings or other activities of the Joint Venture where his/her presence is required. The Board shall establish a policy to implement this subsection.

                       CHAPTER 9 OPERATION AND MANAGEMENT

9.1   Management Organization

      (1) The Joint Venture shall establish an operation and management team to be responsible for the Joint Venture's daily operation and management. Such team shall include the General Manager and such other personnel as determined by the Board of Directors (the "MANAGEMENT PERSONNEL").

      (2) The General Manager and the Joint Venture Controller ("JV CONTROLLER") shall be appointed by the Board upon the nomination of Party A and the Vice General Manager shall be appointed by the Board upon the nomination of Party B. Each of the Management Personnel shall be appointed or removed by the General Manager, except that the Vice General Manager and JV Controller shall be appointed or removed by the Board. Any of the Management Personnel shall handle matters delegated to him or her by the General Manager and shall be

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            responsible to the General Manager for the efficient implementation of such responsibilities.

      (3) In the event that the General Manager, Vice General Manager or JV Controller is found incompetent, commits graft or serious dereliction of duty, he/she shall be dismissed by the Board.

9.2   Responsibilities of Management Personnel

      (1) The responsibility of the General Manager shall be to carry out the various resolutions of the Board and to organize and direct the daily operation and management of the Joint Venture. The General Manager may consult with the Vice General Manager in dealing with material matters, but the General Manager shall have the authority to make final decisions.

      (2) Subject to the terms and conditions imposed by the Board, the JV Controller shall be in charge of the day-to-day financial operations of the Joint Venture under the supervision of the General Manager, shall assist the General Manager in preparation of the documents set out in Article 9.2(5)(a)(1) below, and shall carry out the decisions of the Board and General Manager.

      (3) With the exception that Management Personnel nominated by Party B may remain to be employees of Party B, the other Management Personnel shall be the full time employees of the Joint Venture and shall not, without prior approval by the Board, hold any managerial posts in other economic organizations while serving as an employee of the Joint Venture. Without prior approval by the Board, Management Personnel shall not hold any position in any economic organization or other entities competing with the Joint Venture except those affiliated to any Party which the Board confirms as being exceptions. If the General Manager or any other Management Personnel intends to resign from his or her position, such person shall be required to submit the resignation notice to the Board at least thirty (30) days prior to the intended departure date.

      (4) The General Manager shall, within the scope of the authority conferred upon him/her by the Board, represent the Joint Venture in dealings with other parties, and appoint and dismiss subordinates.

      (5) The General Manager shall be responsible for preparation of following documents (all in both Chinese and English languages):

            (a) he/she shall prepare for submission to the Board for review and approval, and upon such approval shall implement, the following:

                  (i) an annual operating plan, operating budget, marketing and sales budget, financial budget, business and sales performance targets for the Joint Venture;

                  (ii) the organizational and managerial rules of the Joint Venture;

                  (iii) any other documents or plans for the Joint Venture that are deemed necessary by the Board.

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

            (b) he/she shall submit any major revisions to such budgets, plans or manuals for the Joint Venture to the Board for review and approval prior to their implementation.

      (6) The General Manager shall submit a quarterly production and sales report and quarterly financial statements for the Joint Venture to the Board. Such reports and statements shall be submitted in both Chinese and English languages within thirty (30) days following the close of the quarter to which such a report relates.

      (7) When the General Manager thinks he is unable to carry out his duties, he may designate one of the Management Personnel to serve as the acting General Manager in accordance with the terms and conditions to be imposed or specified by the General Manager.

      (8) The General Manager and all other Management Personnel and working personnel of the Joint Venture shall be required not to disclose any commercial secrets or trade secrets of the Joint Venture.

9.3   Qualifications of Management Personnel

      (1) The General Manager and the other Management Personnel shall be skilled and qualified as for the management of the Joint Venture, and meet other qualifications and the performance criteria established by the Board.

      (2) Compensation and other terms and conditions of employment for the General Manager and other Management Personnel shall be determined by the Board and provided in the employment contracts signed between the relevant individual and the Joint Venture. The Joint Venture shall bear the salary as well as proper compensation package of expatriate employees (if any).

9.4 Budget Control. Notwithstanding any provisions contained herein, any capital expenditure of the Joint Venture in excess of United States Dollars One Hundred Thousand (US$100,000) which is not included in the annual capital expenditure budget shall be pre-approved by Party B or its authorized representative.

                           CHAPTER 10 LABOR MANAGEMENT

10.1 Governing Principle. Matters relating to the recruitment, employment, management, dismissal, resignation, wages, welfare benefits, subsidies and other matters concerning the staff of the Joint Venture shall be determined by the Board in accordance with the labor laws of the PRC. The General Manager shall implement plans approved by the Board.

10.2 Working Personnel. Employees of the Joint Venture shall be employed in accordance with the provisions of this Contract, the Articles of Association, and the terms and conditions of the individual employment contracts concluded with each respective employee.

10.3 Compensation. In accordance with PRC laws and regulations concerning labor compensation, the General Manager shall implement a compensation system whereby

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

      employees are compensated in accordance with their technical ability, education, performance and position.

10.4 Confidentiality and Non-compete. The Joint Venture shall enter into Non-Disclosure and Non-Compete Contracts with each of its key employees, and the terms of such contract shall be determined by the Board. The Board may require the Joint Venture to enter into similar contracts with other employees.

10.5 Labor Union. Employees of the Joint Venture may establish a labor union in accordance with the Labor Union Law of the PRC (the "LABOR UNION LAW") and other laws and regulations relating to labor union activities of foreign invested enterprises. The Joint Venture shall allocate an ascertained amount of funds to the labor union in accordance with the published and effective laws and regulations in relation to labor union, which amount shall be determined by the Board in accordance with the applicable laws and regulations in China.

                   CHAPTER 11 FINANCIAL AFFAIRS AND ACCOUNTING

11.1  Accounting System.

      (1) The Joint Venture shall maintain its books and record in accordance with accounting systems and procedures established in accordance with relevant PRC laws and regulations. Accounting systems and records in accordance with any international accounting rules preferred by Party B shall also be maintained to the full extent permitted by PRC law. The accounting systems and procedures to be adopted by the Joint Venture shall be submitted to the Board for approval. Once approved by the Board, the accounting systems and procedures shall be filed with the relevant government finance department and tax department for records. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping accounts.

      (2) Unless this Article 11.1 provides otherwise, all accounting books and financial statements of the Joint Venture, and all routine accounting records, vouchers, etc., shall be made in both English and Chinese if necessary.

      (3) The Joint Venture shall adopt RMB as its standard bookkeeping base currency and shall also use US Dollar as supplementary bookkeeping currency. For purposes of preparing the Joint Venture's accounts and statements of the Parties' capital contributions, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made in accordance with the conversion rate published by and conversion method required by the State Administration of Foreign Exchange on the date of actual payment.

      (4) Monthly and annual financial statements for the Joint Venture shall be prepared in both the Chinese and English languages, and in RMB and in United States Dollars. Such statements shall include at least the following: balance sheet, profit and loss statements, and cash flow statement, and shall be kept by and provided to each Party and to the relevant authorities as required by relevant PRC accounting regulations.

11.2  Auditing.

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

      (1) At the expense of the Joint Venture, the Joint Venture's Auditor shall be appointed by the Board to conduct an audit of the annual financial statements and accounts of the Joint Venture. The Parties agree that the Joint Venture shall, within three (3) months after the end of a fiscal year, submit to the Parties an annual statement of final accounts (including the audited profit and loss statement, balance sheet, cash flow statement, and statement for retained earnings for the fiscal year), together with the audit reports of the Joint Venture's Auditor.

      (2) Each Party shall have the right at any time to audit the entire accounts of the Joint Venture within thirty-six (36) months from the end of the period to be audited. At the end of such audit, the Party requesting such an audit may submit queries concerning the audit to the Board. The Board shall reply in written form within sixty (60) days after receipt of the queries concerning the audit. Reasonable access to the Joint Venture's financial records shall be given to such auditor and such auditor shall keep confidential all documents under his/her audit.

      (3) When a Party conducts an audit pursuant to Article 11.2(2), it shall bear the expenses incurred and the responsibility for the appointed auditor in maintaining confidentiality of all the documents so audited.

11.3 Bank Account & Foreign Exchange Control. The Joint Venture shall open foreign exchange accounts and RMB accounts and handle foreign exchange transactions in accordance with relevant PRC laws and regulations. The Board shall determine the signatories required for any disbursements of funds from such accounts and shall establish internal control policies relating to these accounts.

11.4 Fiscal Year. The Joint Venture shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year. The first fiscal year of the Joint Venture shall commence on the Establishment Date and shall end on December 31 thereafter.

                         CHAPTER 12 PROFIT DISTRIBUTION

12.1 Allocation to Funds. After payment of income taxes by the Joint Venture, the Board shall determine the annual allocations from the after-tax net profits to set aside reserve funds, expansion funds and bonus and welfare funds for staff and workers in accordance with applicable PRC laws and regulations.

12.2 Dividend Policy. After payment of all payable income tax, and the allocation of funds pursuant to Article 12.1 hereof, the Board shall determine the annual dividend distribution of the Joint Venture to the Parties in proportion to their respective Percentage Interests each year. For the avoidance of doubt, the Joint Venture shall not, in any circumstances, obtain any additional borrowings from any bank or other third party for the purpose of financing dividend payment. All dividends payable to Party B shall be paid in US$. The Joint Venture shall bear any loss, gain or bank charges or other fees associated with the dividends payment.

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

                       CHAPTER 13 TAXATION AND INSURANCE

13.1 Income Tax, Customs Duties and Other Taxes. The Joint Venture and its employees shall pay taxes pursuant to relevant PRC laws and regulations. The Joint Venture shall use its best endeavors to apply for and obtain preferential treatment, including tax and customs benefits, permitted by the law.

13.2 Insurance. The Joint Venture shall maintain, in accordance with relevant PRC law, insurance as determined by the Board from time to time to cover the Joint Venture's assets, operations and other business activities.

              CHAPTER 14 PURCHASE OF MATERIALS AND SALE OF PRODUCTS

14.1  Purchase of Materials

      (1) In meeting its requirements for materials, equipment, components, transportation vehicles and articles for office use, the Joint Venture will at its discretion purchase such items inside or outside the PRC to the maximum extent consistent with the efficient operation and quality standards of the Joint Venture.

      (2) All the reasonable costs and expenses incurred by any Party in connection with the sourcing and purchase for the Joint Venture as stipulated in Article 14.1(1) shall be reimbursed by the Joint Venture.

14.2  Sale of Products

      (1) The Joint Venture shall formulate and, with the approval of the Board, adopt both domestic and international sales plans for the Products. The Joint Venture shall market, distribute and sell its Products according to a pricing policy approved by the Board. The Joint Venture may appoint distributors and sale agents in different regions inside or outside the PRC, subject to the general terms and conditions of such appointment.

      (2) In order for the convenience of distributing, marketing and selling the Products, the Joint Venture may establish branch offices inside or outside the PRC subject to authorization by the Board and the approval by the relevant authorities.

                   CHAPTER 15 CONFIDENTIALITY AND NON-COMPETE

15.1  Confidentiality.

      (1) Except as otherwise specifically provided in this Article 15.1, neither any Party nor the Joint Venture shall divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information, and each Party and the Joint Venture shall ensure that their respective Affiliates, officers, directors, employees (including, without limitation, individuals seconded thereto), agents and contractors (collectively "REPRESENTATIVES") do not divulge, disclose or

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

            communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information. Confidential Information shall remain the exclusive and sole property of the relevant disclosing party (the "PROTECTED PARTY") and shall be promptly returned upon the request of the Protected Party.

      (2) The Parties and the Joint Venture shall only disclose or permit to be disclosed Confidential Information to those of their respective Representatives who have a need to know such Confidential Information (and then shall only disclose such portion of the Confidential Information as is necessary) in order to consummate the transactions contemplated herein and to establish or conduct the Joint Venture's business and operations in the ordinary course. Each Party and the Joint Venture shall advise its Representatives of the confidentiality provisions hereunder, shall require relevant Representatives to sign agreements substantially similar to the Non-Disclosure and Non-Compete Contract, and shall be responsible to the Protected Party for any noncompliance by any such Representative.

      (3) In the event that any Party, the Joint Venture, or any of their respective Representatives is required by applicable law or is validly ordered by a governmental entity having proper jurisdiction to disclose any Confidential Information, the affected party shall, as soon as possible in the circumstances, provide the Protected Party with prompt prior written notice of the disclosure request or requirement, and, if requested by the Protected Party, shall furnish to the Protected Party an opinion of legal counsel that the release of all such Confidential Information is required by applicable law. The proposed disclosing party shall seek, with the reasonable cooperation of the Protected Party if necessary, a protective order or other appropriate remedy and shall exercise best efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information disclosed.

      (4) The Parties and the Joint Venture shall take all other necessary, appropriate or desirable actions to preserve the confidentiality of the Confidential Information.

      (5) This Article 15.1 and the obligations and benefits hereunder shall survive for a period of ten (10) years after the termination or expiration of this Contract or the termination, dissolution or liquidation of the Joint Venture or any of the Parties, provided that, however, any information concerning, directly or indirectly, the proprietary trade secrets of the Joint Venture or a Party shall be preserved in confidentiality and be entitled to the obligations and benefits hereunder in perpetuity.

15.2 Non-Compete. Party B hereby specifically undertakes that it shall, and shall cause its Affiliates or related companies, to refrain from directly or indirectly engaging in, whether by itself or through any individual or entity, any activities that competes with any business or activities of the Joint Venture anywhere in the PRC, during the period when it holds any Interest in the Joint Venture and for a period of five (5) years after it has ceased to hold any Interest in the Joint Venture.

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

                CHAPTER 16 DURATION, TERMINATION AND LIQUIDATION

16.1 Joint Venture Term and Extension. The term of the Joint Venture shall be fifty (50) years ("JOINT VENTURE TERM"), which shall commence on the Establishment Date. One (1) year prior to the expiration of the Joint Venture Term, the Parties may discuss the extension of such term. If the Parties agree and the Board approves, an application for such extension shall be submitted to the Examination and Approval Authority for approval no less than six (6) months prior to the expiration of the Joint Venture Term.

16.2  Termination.

      (1) Unless extended in accordance with Article 16.1, this Contract shall terminate automatically upon the expiration of the Joint Venture Term.

      (2) This Contract may be terminated at any time upon the written agreement of all of the Parties, in which case the Parties shall instruct the Directors to vote to liquidate the Joint Venture as per this Contract and the relevant laws and regulation of the PRC.

      (3) A Party (the "NOTIFYING PARTY") shall have the right to terminate this Contract by providing written notice ("TERMINATION NOTICE") to the other Party if any of the following events occur:

            (a) one or more of the conditions specified in Article 5.3 are not met within three (3) months of the date of execution by the Parties of this Contract, and no resolution is agreed upon following consultations between the Parties to extend the capital contribution schedule specified in Article 5.2 herein, or the extended capital contribution schedule would go beyond the required time period under the relevant PRC laws and regulations;

            (b) a Party (not being the Notifying Party) materially breaches the obligations contained in this Contract, or any of its representations or warranties is or becomes untrue in any material respect, and has failed to remedy such breach within sixty (60) days of a written notice from the Notifying Party;

            (c) a Party (not being the Notifying Party) is or becomes a party to, bound by or held liable by any orders, decisions, judgments, awards, decrees or rulings of any courts, arbitral tribunals, governmental or regulatory agencies, as a result of such Party's breach in any way of any applicable legislation, laws, regulations, statutes, rules, guidelines, notices, or circulars of any statutory or regulatory bodies, and said breach would affect or change the intent or mind of the other Party to enter into this Contract or maintain the partnership with such Party, or would in any way hinder or interfere with the execution or delivery by the other Party of this Contract or its performance of any of the terms and obligations hereof;

            (d) any Party (not being the Notifying Party) becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due, in which

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

                  case the relevant Party shall immediately notify the other Party in respect of such situation;

            (e) the Joint Venture becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due;

            (f) the conditions or consequences of any event of Force Majeure continue for a period of three (3) months without any equitable solution agreed to by the Parties;

            (g) all the members of the Board are unable to reach an agreement on the business plans for the Joint Venture or the issues not specified in the business scope of the Joint Venture as defined in Article 4.2 above and such deadlock cannot be resolved after a period of ninety (90) days;

            (h) the Joint Venture's Business License is revoked, suspended, or amended (in a manner not agreed to in writing by the Parties) or in any other situation such that the Joint Venture is precluded or prevented from carrying out its business; or

            (i) the Joint Venture fails to obtain external finance such that the Joint Venture is substantially prevented from implementing its business plan, except if the Board decides to continue.

16.3  Subsequent Obligations

      (1) Where a Termination Notice has been served in the circumstances set out in Article 16.2(3)(b) or Article 16.2(3)(c), the non-breaching Party shall have the option, but not the obligation, to sell its Percentage Interest in the Joint Venture to the breaching Party in accordance with the following procedures:

            (a) within 30 days of the issuance of the Termination Notice, the Board of Directors shall, by a majority vote appoint an internationally recognized accounting firm or other appraiser (an "APPRAISER") to determine the Book Value of the Joint Venture. Such Appraiser shall complete its assessment of the Book Value of the Joint Venture and notify the Parties thereof in writing within 60 days of their appointment.

            (b) upon completion of the determination of the Book Value of the Joint Venture, the non-breaching Party shall have the option to sell its share of the Registered Capital of the Joint Venture to the breaching Party at a price equal to:

                  Book Value x 80% the non-breaching Party's share of the Registered Capital at the time of valuation

            (c) The purchasing Party shall have the right to designate a third party enterprise to purchase all or part of the non-breaching Party's Percentage Interest for the price (or portion thereof) set forth in Article 16.3(1)(b) hereof.

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

            (d) The Parties agree to take all such steps as may be required to effect the sale of the selling Party's Interest in the Joint Venture, including obtaining all necessary government approvals for the transfer of the Interest to the purchasing Party (or its designee) and causing their respective Board appointees to approve such transfer, and executing all documents necessary or advisable to effect such transfer. If such government approvals are not obtained within ninety (90) days after the signing of the interest transfer agreement between the selling Party and the purchasing Party (or its designee), the exercise of the option shall be null and void and the Joint Venture shall be liquidated, if so proposed by the non-breaching Party, in accordance with the provisions of
                  Article 16.4 hereof. Such liquidation shall not prejudice the rights that the non-breaching Party may otherwise have against the breaching Party.

      (2) Where a Termination Notice has been served in any circumstances except as set out in Article 16.2(3)(b) and Article 16.2(3)(c), the following shall apply:

            (a) Party B shall have the option, but not the obligation, to sell its Percentage Interest in the Joint Venture to Party A at a price equal to the Book Value as determined by the Auditor of such Percentage Interest at the time To exercise its right, Party B must provide a written notice of its intention thereof ("NOTICE") within fifteen (15) days after the Termination Notice was issued. The Parties shall then complete the sale of Percentage Interest of Party B to Party A within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority. If Party B fails to exercise its right to sell its Percentage Interest to Party A, Party A shall have the right to purchase Party B's Percentage Interest at a price equal to the Book Value of such Percentage Interest at the time. To exercise its right, Party A shall provide a Notice to Party B within the 15-day period starting from the sixteenth (16th) day after the Termination Notice is issued or a later date on which Party A learns that Party B will not exercise its right stated above. The Parties shall then complete the sale of Party B's Percentage Interest to Party A within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority.

            (b) If no Party wishes to exercise its right as stated in Article 16.3(2)(a), the Parties shall use all reasonable efforts to sell the Joint Venture as a going concern to one or more third parties, either as a single transaction or through more than one transaction. In this Article 16.3(2), third parties include Affiliates. The Parties shall cooperate and cause the Directors appointed by them to cooperate in any required re-structuring of the Joint Venture prior to such sale if necessary or desirable to facilitate the same or optimize the salability of the Joint Venture and the business conducted by it and the sales proceeds for the Parties. The price and terms of such sale shall be agreed between the third party(ies) concerned and the Parties.

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

      (3) In the event that Party B together with any of its Affiliates cease to have any interest in the Registered Capital of the Joint Venture, each Party shall take all steps necessary to ensure that the name of the Joint Venture is immediately changed so that it no longer contains any reference to "Cooper" in English or the local Chinese language equivalent of such name.

      (4) Termination of this Contract shall not affect the rights and obligations of the Parties and the Joint Venture incurred prior to the termination or caused by such termination. If termination of this Contract is caused by a Party's breach of any of its obligations under this Contract, then such Party shall compensate the other Party and the Joint Venture for all of their losses resulting from such breach.

16.4  Liquidation.

      (1) Liquidation of the Joint Venture shall begin from the earliest of the date of liquidation approval by the relevant Examination and Approval Authority, the date on which this Contract is terminated under Article 16.2 (provided a buy-sell is not effected), the date on which the Share Purchase Agreement is terminated under Article 11 thereof, or by a court or arbitration order, or the date which is 30-day prior to expiration of the Joint Venture Term.

      (2) The Board shall within fifteen (15) days from the beginning of the liquidation as provided in Article 16.4 hereof, appoint a liquidation committee that shall be entitled to represent the Joint Venture in all legal matters during the period of liquidation. The liquidation committee shall value and liquidate the Joint Venture's assets in accordance with applicable PRC laws and regulations and the principles set out herein.

      (3) The liquidation committee shall be made up of three (3) members appointed by the Board, two (2) of whom shall be recommended by Party A and one (1) of whom shall be recommended by Party B. Members of the liquidation committee in principle shall be selected from the Directors of the Joint Venture. Any Party may recommend the appointment of professional advisors to be members of or to assist the liquidation committee.

      (4) The liquidation committee shall conduct a thorough examination of the Joint Venture's assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board, shall be executed under the liquidation committee's supervision. Settlement of any claim, debt or assets under liquidation shall be approved unanimously by members of the liquidation committee; failing such unanimous approval, simple majority approval by the Board shall be required.

      (5) In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price for the Joint Venture's assets.

      (6) The liquidation expenses, including remuneration to members of and advisors to the liquidation committee, shall be paid in accordance with the PRC law out of the Joint Venture's assets in priority to the claims of other creditors.

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      (7)   After the liquidation committee has settled all legitimate debts of the Joint Venture, including, if applicable, the expenses of the liquidation committee in accordance with Article 16.4 (6), any remaining assets shall be distributed to the Parties in proportion to their Percentage Interests. With respect to fixed assets distributed to the Parties, in the event that a Party intends to sell such fixed assets to a third party, the other Party shall have the preemptive right during the liquidation period to purchase such fixed assets on the same terms and conditions and at the same price as offered to any third party.

      (8) On completion of liquidation, the liquidation committee shall prepare a liquidation report and liquidation accounting statement. The liquidation committee shall, with its unanimous approval appoint an auditor to examine the report and statement and issue a verification report.

      (9) After completion of the liquidation of the Joint Venture, unless the tax authority requires otherwise, the original accounting books and other documents of the Joint Venture shall be left in the care of Party A to make and retain copies of all or any of such books and documents, after which such books and documents shall be left in the care of Party B.

                          CHAPTER 17 BREACH OF CONTRACT

In the event that a breach of contract committed by any Party to this Contract results in the non-performance of or inability to fully perform this Contract, the liabilities arising from the breach of Contract shall be borne by the Party in breach. In the event that the Parties commit a breach of Contract, each Party shall bear its individual share of the liabilities arising from the breach of Contract. Any breach of this Contract by any Party's Affiliate shall be deemed a breach by such Party.

                            CHAPTER 18 FORCE MAJEURE

18.1 Scope of Force Majeure. A "FORCE MAJEURE EVENT" shall mean any event, circumstance or condition that (i) directly or indirectly prevents the fulfillment of any material obligation set forth in this Contract, (ii) is beyond the reasonable control of the respective Party, and (iii) could not, by the exercise of reasonable care, have been avoided or overcome in whole or in part by such Party. Subject to the aforementioned items (i),
      (ii) and (iii), Force Majeure Event includes, but is not limited to, acts of God, war, terrorism, civil commotion, riot, blockade or embargo, delays of carriers, fire, explosion, labor dispute, casualty, accident, earthquake, epidemic, flood, windstorm, or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees.

18.2 Notice. Should any Party be prevented from performing the terms and conditions of this Contract due to the occurrence of a Force Majeure Event, the prevented Party shall send notice to the other Party within fourteen (14) days from the occurrence of the Force Majeure Event stating in the details of such Force Majeure Event.

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

18.3 Performance. Any delay or failure in performance of this Contract caused by a Force Majeure Event shall not constitute a default by the prevented Party or give rise to any claim for damages, losses or penalties. Under such circumstances, the Parties are still under an obligation to take reasonable measures to perform this Contract, so far as is practical. The prevented Party shall send notice to the other Party as soon as possible of the elimination of the Force Majeure Event, and confirm receipt of such notice.

18.4 Consultations and Termination. Should the Force Majeure Event continue to delay implementation of this Contract for a period of more than three (3) months, the Parties shall, through consultations, decide whether to terminate or modify this Contract. Should the Force Majeure Event continue for a period of six (6) months or longer, any Party may terminate this Contract by giving notice to the other Party in accordance with Article 16.2.

                          CHAPTER 19 DISPUTE RESOLUTION

19.1 Consultations and Arbitration. Any and all disputes, controversies or claims ("DISPUTE") arising out of or relating to the formation, validity, interpretation, implementation or termination of this Contract, or the breach hereof or relationships created hereby shall be settled through friendly consultations. If a Dispute is not resolved through friendly consultations within thirty (30) days from the date a Party gives the other Party written notice of a Dispute, then it shall be resolved exclusively and finally by arbitration in Singapore at the Singapore International Arbitration Center ("SIAC") in accordance with the Arbitration Rules of the SIAC ("SIAC RULES") for the time being in force which rules are deemed to be incorporated by reference to this clause.

19.2 Arbitration Proceedings and Award. Arbitration Proceedings and Award. Any arbitration shall be heard before a tribunal consisting of three (3) arbitrators. Each side of the Dispute shall appoint one (1) arbitrator. The two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If the two arbitrators have not agreed on the choice of the presiding arbitrator, the presiding arbitrator shall be appointed by the Chairman of the HKIC. The language of the arbitration shall be English and Chinese. The arbitration shall be final and binding on the Parties, shall not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly. The award of the arbitrators may be enforced by any court having jurisdiction to do so. Throughout any dispute resolution and arbitration proceedings, the Parties shall continue to perform this Contract, to the extent practical, with the exception of those parts of this Contract that are under arbitration. Except as otherwise determined by the arbitration tribunal, each Party shall be responsible for its expenses incurred in connection with resolving any Dispute, but the arbitration fees shall be borne by the losing side of the Dispute.

19.3 Injunctive Relief. Notwithstanding any other provision of this Contract, each Party acknowledges that a breach of provisions on confidentiality as provided in Article 15.1 or non-competition in Article 15.2 or other obligations under this Contract may result in irreparable harm and damage to the affected Party and its Affiliates in an amount that is difficult to ascertain and that cannot be adequately compensated by a monetary award. Accordingly, in addition to any other relief to which the affected Party and its Affiliates may be entitled, such Party shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by the relevant Party without proof of actual damages that have been or may be caused to such Party by such breach or threatened breach.

                    CHAPTER 20 GOVERNING LAW & CHANGE OF LAW

20.1 Applicable Law. The formation of this Contract, its validity, interpretation, execution and any performance of this Contract, and the settlement of any Disputes hereunder, shall be governed by published and publicly available laws, rules and regulations of the PRC, the applicable provisions of any international treaties and conventions to which the PRC is a party, and, if there are no published or publicly available PRC laws, rules or regulations, or treaties or conventions governing a particular matter, by general international commercial practices.

20.2 Change of Law. If any Party's economic benefits as a shareholder in the Joint Venture is adversely and materially affected by the promulgation of any new PRC laws, rules or regulations or the amendment or interpretation of any existing PRC laws, rules or regulations after the Effective Date, the Parties shall promptly consult with each other and use their best endeavors to implement any adjustments necessary to maintain each Party's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

                    CHAPTER 21 EFFECTIVE DATE OF THE CONTRACT

21.1 Effective Date. This Contract and the Articles of Association shall become effective on the date on which this Contract and the Articles of Association are approved by the Examination and Approval Authority as evidenced by the issuance of the Certificate of Approval (referred to as the "EFFECTIVE DATE"). In case of conflict between the provisions of this Contract and the provisions of the Articles of Association, the terms of this Contract shall prevail.

21.2 Delivery. Party A shall promptly deliver to Party B copies of all approval certificates and registration documents issued by, and written confirmation of all communications with, the relevant Examination and Approval Authority and Registration Authority and all other relevant government authorities, in respect of this Contract, the Articles of Association, the Share Purchase Agreement, and the operation of the Joint Venture.

                       CHAPTER 22 MISCELLANEOUS PROVISIONS

22.1 Language. This Contract is written and executed in a Chinese version and in an English version. Both language versions of this Contract are of equal validity and effect. In case of any discrepancy between the Chinese version and the English version, the Chinese version approved by the Examination and Approval Authority shall prevail.

22.2 Waiver and Preservation of Remedies. No delay on the part of any Party in exercising any right, power or privilege under this Contract shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

22.3 Notices. All notices or other communications under this Contract shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days' notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.

      Party A      Address:         No 98, North Nan Shan Road, Rongcheng City,
                                    Shandong Province, PRC[
                   Tel:             (86-631) 7523 205
                   Fax:             (86-631) 7523 888
                   Attn:            Zhang Jun Quan

      Party B      Address:         Chancery House, High Street, Bridgetown,
                                    Barbados, W.I.
                   Tel:             1 (246) 431-0070
                   Fax:             1 (246) 431-0076
                   Attn:            Keisha N. Hyde

22.4 Severability. If any provision of this Contract should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

22.5 Entire Agreement. This Contract, together with its Appendices which are hereby incorporated by reference as an inseparable and integral part of this Contract, constitutes the entire agreement between the Parties with reference to the subject matter hereof, and supersede any agreements, contracts, representations and understandings, oral or written, made prior to the signing of this Contract.

22.6 Modification and Amendment. No amendment or modification of this Contract, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing and signed by authorized representatives of each of the Parties and approved by the Examination and Approval Authority.

22.7 Successors. The Parties agree and procure that this Contract shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and permissible assignees.

22.8 Originals. This Contract is executed in eight (8) original counterparts, each of which shall have equal effect in law.

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

22.9 Costs and Expenses. Except as otherwise provided herein, each Party shall be responsible for the costs and expenses it incurred in connection with the negotiation and execution of this Contract, the Articles of Association, and the Share Purchase Agreement.

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

IN WITNESS WHEREOF, each of the Parties has executed this Contract or has caused this Contract to be executed by its duly authorized officer or officers as of the date first above written.

                                 PARTY A: CHENGSHAN GROUP COMPANY LTD.

                                 By: ___________________________________________
                                 Name:        Che Hong-Zhi
                                 Title:       Chairman of Board
                                 Nationality: Chinese

                                 PARTY B: CTB (BARBADOS) INVESTMENT CO. LTD.

                                 By: ___________________________________________
                                 Name:        Harold C. Miller
                                 Title:       President
                                 Nationality: USA

                             JOINT VENTURE CONTRACT

                                   APPENDIX 1

                         DEFINITIONS AND INTERPRETATION

1.1 "AFFILIATE" means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of shares, registered capital or voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

1.2 "ARTICLES OF ASSOCIATION" means the articles of association of the Joint Venture executed by the Parties simultaneously with this Contract, as such articles of association may be amended from time to time by the Parties.

1.3 "AUDITOR" means an accounting firm registered in the PRC, engaged at the Joint Venture's own expense upon resolution of the Board, which shall be the auditor of the Joint Venture and which firm shall be independent of the Parties and independent of the Joint Venture.

1.4 "BOARD OF DIRECTORS" or "BOARD" means the board of directors of the Joint Venture established in accordance with this Contract.

1.5 "BOOK VALUE" means the historic accounting value of the equity of the Joint Venture based on Chinese generally accepted accounting principles
      (GAAP).

1.6 "BUSINESS LICENSE" means the business license of the Joint Venture as issued by the Registration Authority to indicate the Company being converted into and registered as the Joint Venture, and any of amendments or replacements thereof.

1.7 "CERTIFICATE OF APPROVAL" means the certificate of approval issued by the Examination and Approval Authority approving this Contract and the Articles of Association.

1.8   "COMPANY" shall have the meaning ascribed to such term in Whereas (A).

1.9 "CONFIDENTIAL INFORMATION" means the terms of this Contract and all technical, financial, business, commercial, operational and strategic information and data, know-how, trade secrets and any analysis, amalgamation, market studies or compilation, whether written or unwritten and in any format or media, concerning, directly or indirectly, the business of the Joint Venture or a Party, which has been prior to the Establishment Date, or which may be during the Joint Venture Term, delivered or furnished by a Party, the Joint Venture, or any of their respective Representatives, to another Party, the Joint Venture, or any of their respective Representatives, but shall not include any information that: (a) at the time of disclosure is (or thereafter becomes) generally available to the public through no act of any Person in violation of a confidentiality obligation or applicable law; or (b) the receiving Party has obtained lawfully from an independent source not subject to a confidentiality obligation; or (c) the

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

      receiving Party can prove was known to it or to its Representatives prior to the receipt of such information from the disclosing Party; or (d) is independently developed by the receiving Party without any access to or knowledge of such information.

1.10  "DAY" refers to a calendar day.

1.11  "DIRECTOR" or "DIRECTOR OF THE JOINT VENTURE" means any member of the
      Board.

1.12  "DISPUTE" shall have the meaning ascribed to such term in Article 19.1.

1.13 "EFFECTIVE DATE" means the date on which this Contract comes into effect in accordance with Article 21.1.

1.14 "EQUITY JOINT VENTURE LAW" means the PRC, Sino-foreign Equity Joint Venture Law (adopted by the National People's Congress on July 1, 1979 and revised on March 15, 2001), as such law may from time to time be amended, or its successor laws.

1.15 "EQUITY JOINT VENTURE REGULATIONS" means the PRC, Sino-foreign Equity Joint Venture Law Implementing Regulations (promulgated by the State Council on September 20, 1983 and revised on July 22, 2001), as such regulations may from time to time be amended, or any successor regulations.

1.16 "ESTABLISHMENT DATE" means the date on which the Joint Venture's first Business License is issued by the Registration Authority.

1.17 "EXAMINATION AND APPROVAL AUTHORITY" means the Ministry of Commerce, or its authorized local division or any successor government institution or agency empowered to approve the Asset Purchase Agreement, this Contract, the Articles of Association, and any amendments, supplements, modifications or termination hereof or thereof.

1.18 "INTEREST" shall have the meaning ascribed to such term in Article 2(1) of Appendix 2.

1.19 "JOINT VENTURE" means Cooper Taiji (Shandong) Steel Cord Company Ltd., the Sino-foreign equity joint venture limited liability company established and operated by the Parties pursuant to this Contract.

1.20  "JOINT VENTURE TERM" shall have the meaning ascribed to such term in
      Article 16.1 hereof.

1.21 "NON-DISCLOSURE AND NON-COMPETE CONTRACT" means the contract between the Joint Venture and each of its key employees (including, without limitation, the General Manager, all other management personnel, and all technical personnel), whereby such key employees undertake to keep confidential the confidential information of the Joint Venture and to refrain from engaging in any business or activities that directly or indirectly compete with any business of the Joint Venture.

1.22 "NOTIFYING PARTY" shall have the meaning ascribed to such term in Article 16.3(3).

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

1.23 "PERCENTAGE INTEREST" means, with respect to each Party, such Party's percentage interest in the equity of the Joint Venture.

1.24 "PERSON" means any individual, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned entity, unit, trust or other entity or organization, including, without limitation, any government or political subdivision or any agency or instrumentality of a government or political subdivision and other body corporate or unincorporated; Person also includes a reference to that Person's legal representatives, assignees, successors or heirs.

1.25  "PRC" or "CHINA" means the People's Republic of China.

1.26  "PRODUCTS" means the steel cords, tire bead wires

1.27 "PROTECTED PARTY" shall have the meaning ascribed to such term in Article 15.1(1) hereof.

1.28 "QUALIFIED LENDERS" shall have the meaning ascribed to such term in Part 2 of Appendix 2.

1.29 "REGISTERED CAPITAL" means the total amount of equity of the Joint Venture pursuant to Chapter 5 as such equity amount may be adjusted according to the relevant provisions of this Contract and relevant PRC law.

1.30 "REGISTRATION AUTHORITY" means the State Administration of Industry and Commerce, or its local division or any successor government institution or agency empowered to issue a Business License to the Joint Venture.

1.31  "RENMINBI" or "RMB" means the lawful currency of the PRC.

1.32 "REPRESENTATIVES" shall have the meaning ascribed to such term in Article 15.1(1) hereof.

1.33  "SHARE PURCHASE AGREEMENT" shall have the meaning ascribed to such term in
      Article 5.8.

1.34  "TERMINATION NOTICE" shall have the meaning ascribed to such term in
      Article 16.3(3).

1.35  "TRANSFERRING PARTY" shall have the meaning ascribed to such term in
      Article 6.2(1).

1.36 "UNITED STATES DOLLARS" or "US$" means the lawful currency of the United States of America.

1.37 "AND/OR" means that both cases apply, or either the first or the second case applies.

1.38 Words used in any gender in this Contract shall include references to all other genders; and words used in the singular in this Contract shall include references to the plural, and vice versa.

1.39 Descriptive headings in this Contract are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Contract or any of the Appendices.

                             JOINT VENTURE CONTRACT

                                   APPENDIX 2

                                     PART 1

                          EQUITY TRANSFER/PLEDGE RULES

1. General Principles. Each Party undertakes that, except as permitted in this Appendix 2 or as otherwise agreed by the Parties, it shall not sell, transfer, assign or otherwise dispose of the legal or beneficial ownership of, or create any mortgage, charge, pledge, or other encumbrance over or security interest in, either the entire or any part of its equity interest in the Joint Venture or its rights and obligations under this Contract or otherwise in relation to the Joint Venture whatsoever without the prior written consent of the other Party and subject to compliance with relevant PRC law.

2.    Procedure for Transfers.

      (1) In the event that a Party (the "TRANSFERRING PARTY") desires to transfer or otherwise dispose of all or any portion of its Percentage Interest in the Joint Venture (the "INTEREST") (other than pursuant to the provisions of paragraph 2(3) below), it shall first notify the other Party (the "NON-TRANSFERRING PARTY") in writing of (i) its intent to transfer or otherwise dispose of its Interest, (ii) the proposed percentage of the Interest to be transferred or disposed, (iii) the price and principal terms and conditions of the proposed transfer or disposal, and (iv) the identity of the proposed third party transferee (the "NOTICE"). The Non-Transferring Party will have thirty (30) days from the receipt of the Notice to notify the Transferring Party whether they desire to purchase the Interest and, if so, the sale of Interest shall be completed in accordance with the terms and conditions set forth in the Notice within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority. If no response or a negative response is given by the Non-Transferring Party in respect of a proposed transfer within the thirty (30) day period, the Non-Transferring Party shall be deemed to have consented to the proposed transfer or disposal of the Interest between the Transferring Party and the proposed transferee identified in the Notice excluding any third party capable of competing against the Joint Venture. It shall be a condition of the transfer that such transferee shall agree to become party to and to be bound by the terms of this Contract and thereafter any reference to a Party herein shall be deemed to include a reference to such transferee as if named herein as a Party.

      (2) In circumstances of a transfer of Interest under paragraph 2(1), the Non-Transferring Party shall be deemed to consent to, and shall cause all of the Directors nominated by it to vote in favor of, any such transfer carried out in accordance with the procedures stipulated herein.

      (3) Notwithstanding any other provisions in this Contract or this Appendix, if a Party wishes to transfer all or any part of its portion of its Percentage Interest to an Affiliate, such Party shall notify the other Party in writing, and shall provide documentary evidence of the relationship between the Party proposing the transfer and the relevant Affiliate. The other Party shall immediately agree such transfer, waive its preemptive rights, and cause all Directors nominated by them to vote in favor of such transfer, and such transfer shall thereafter be duly presented to the Examination and Approval Authority for approval.

      (4) No transfer of any part of a Party's Interest shall become effective until the transferee (whether an Affiliate or a third party) has delivered to the Non-transferring Party a valid and effective undertaking to perform the obligations of the Transferring Party under this Contract and be bound by its terms as if the transferee had been an original Party to this Contract.

      (5) Any sale, transfer, assignment, or disposal pursuant to this Appendix shall be submitted to the Examination and Approval Authority for examination and approval. Upon receipt of the approval document from the Examination and Approval Authority the Joint Venture shall register the change in ownership with the Registration Authority.

3. Pledge of Interest. Party B or its permitted successor may pledge not more than 70% of its Percentage Interest (the "PLEDGED INTEREST") to any of the Qualified Lenders set forth in the Part 2 herein for its own financing purposes with the prior written consent of Party A.

                             JOINT VENTURE CONTRACT

                                   APPENDIX 2

                                     PART 2

                    QUALIFIED LENDERS AS SELECTED BY PARTY B

(a) licensed PRC national commercial banks (and their permitted branches or subsidiaries), such as, Bank of China, China Construction Bank, Industrial and Commercial Bank of China, Agricultural Bank of China;

(b) reputable international banks (and their permitted branches or subsidiaries) licensed to carry out financial business and service in China;

(c) licensed PRC national policy banks (and their permitted branches or subsidiaries), such as, Export and Import Bank of China, National Development Bank, Agricultural Development Bank of China; and

(d) PRC joint-stock commercial banks (and their permitted branches or subsidiaries) licensed to carry out nationwide financial business and service in China, such as, for example, Bank of Communications, Minsheng Bank, China Merchants Bank, etc.

                             JOINT VENTURE CONTRACT

                                   APPENDIX 3

                            SHARE PURCHASE AGREEMENT

                                       35